UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 25, 2011 (August 19, 2011)

ENCISION INC.

(Exact name of registrant as specified in its charter)

Colorado	001-11789	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6797 Winchester Circle, Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (303) 444-2600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On August 19, 2011, the Company entered into an Employment Agreement (the “Employment Agreement”) with Fred Perner to become the Company’s President and Chief Executive Officer commencing on September 19, 2011.  The terms of the Employment Agreement are summarized below.

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of John R. Serino as President, Chief Executive Officer and a Director

On August 22, 2011, the Company announced that John R. Serino will resign, effective as of September 16, 2011, as the President, Chief Executive Officer and a Director of the Company.  Mr. Serino is not resigning because of a disagreement with the Company or on any matter relating to its operations, policies or practices.  Mr. Serino will be entitled to severance and certain other benefits as provided for by a separation agreement entered into between the Company and Mr. Serino, conditioned upon compliance with the requirements of such agreement by Mr. Serino.

Appointment of Fred Perner as President and Chief Executive Officer

On August 22, 2011, the Company announced that Fred Perner will be appointed as President and Chief Executive Officer of the Company commencing September 19, 2011 (the “Start Date”).

Fred Perner, age 57, has over 30 years of experience in healthcare, including sales and marketing experience in electrosurgery and endoscopy technologies.  He joins the Company from the Association of periOperative Registered Nurses (“AORN”), a professional association representing 40,000 perioperative nurses.  During the past three years, Perner served as AORN’s Vice President, Segments and Business Development.  Previously, he served as Global Education Leader and Solution Leader at GE Healthcare, a division of General Electric Company, from 2006 to 2008.  From 2000 to 2006, he served as Senior Vice President and Chief Compliance Officer with HealthStream, Inc., a leading provider of learning and research solutions for the healthcare industry.  Previously, for twelve years, he served in a number of sales and marketing roles with increasing responsibilities at Zimmer, Inc., which designs, develops, manufactures and markets orthopedic reconstructive, spinal and trauma devices, dental implants, and related surgical products.  Mr. Perner holds B.S. and M.B.A. degrees from Indiana University and a law degree from the University of Denver.

The Company entered into the Employment Agreement with Mr. Perner on August 19, 2011.  The Employment Agreement has an initial three-year term.  Thereafter, the term automatically renews for additional one-year periods unless either party gives prior written notice that it does not wish to automatically renew the term.  The Employment Agreement provides that Mr. Perner will receive an annual base salary of $205,000 (“Base Salary”).  Mr. Perner will be entitled to receive a special cash bonus in the event that the Company is acquired during the next five years at a price for the Company’s common stock of $10.00 per share or more.  In the event of such an acquisition, Mr. Perner shall be entitled to a bonus amount equal to (i) such per share price, (ii) minus the Company’s per share price on the Start Date, (iii) multiplied by 37,500.

Mr. Perner will be eligible to participate in the Company’s bonus programs for executive and non-executive officers, and receive bonuses thereunder as determined in the discretion of the Company’s Board of Directors (“Board”).  In addition, the Employment Agreement provides that Mr. Perner is eligible to participate in the Company’s standard benefit plans and programs.

As provided in the Employment Agreement, Mr. Perner will be granted stock options to purchase 200,000 shares of the Company’s common stock (the “CEO Options”).  The CEO Options vest over the five year period following the Start Date.  The CEO options will have an initial per share exercise price equal to the Company’s trading price on the Start Date.  The vesting of the CEO Options will accelerate in the event of certain acquisition transactions involving the Company.

Under the Employment Agreement, if the Company terminates Mr. Perner without cause or Mr. Perner resigns for “good reason”, Mr. Perner will be entitled to receive a severance amount (ranging from zero to one times his Base Salary) based upon the length of time Mr. Perner was employed by the Company prior to the termination.  Such severance will be paid out ratably over the twelve months following the termination.  No severance will be paid if the term of the Employment Agreement expires or is not renewed.  If the Company has two consecutive quarters (beginning with the quarter starting October 1, 2012) with a reported net loss (excluding extraordinary items), Mr. Perner may be terminated without any severance obligation.

The Employment Agreement requires Mr. Perner to maintain the confidentiality of the Company’s proprietary information.  The Employment Agreement also includes typical non-competition and non-solicitation provisions that Mr. Perner must comply with for a period of one year after termination of his employment with the Company.

The above summary does not purport to be a complete summary of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference.

Item 9.01.      Financial Statements and Exhibits.

(d)  Exhibits

10.1         Employment Agreement, dated August 19, 2011, between Encision Inc. and Fred Perner

99.1         Press Release, dated August 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCISION INC.

Date:	August 25, 2011	/s/ Marcia K. McHaffie
Marcia K. McHaffie
Controller
Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated August 19, 2011, between Encision Inc. and Fred Perner

99.1	Press Release, dated August 22, 2011